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                                                                    Exhibit 2.07


                           EMPLOYEE MATTERS AGREEMENT


      This EMPLOYEE MATTERS AGREEMENT is entered into effective as of _________, 2002, between Celerity Group, Inc., a Delaware corporation (the "COMPANY", formerly known as Kinetics Holdings Corporation), Kinetic Systems, Inc., a California corporation ("KSI"), and Kinetics Biopharm, Inc., a Delaware corporation ("KBI").

      WHEREAS, the Company, KSI and KBI have agreed to enter into this Agreement to allocate between them assets, liabilities and responsibilities with respect to certain employee compensation, benefit plans, programs and arrangements, and certain employment matters;

      NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      1.1 "AGREEMENT" means this Employee Matters Agreement, including all the Schedules hereto, and all amendments made hereto from time to time.

      1.2 "BENEFITS COMMITTEE" means the Benefits Committee established, implemented and operated pursuant to Section 2.5.

      1.3 "CLOSING DATE" has the meaning set forth in the Separation Agreement.

      1.4 "COBRA" means the continuation coverage requirements for "group health plans" under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and as codified in Code Section 4980B and ERISA Sections 601 through 608.

      1.5 "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

      1.6 "COMPANY EMPLOYEE" means an individual who, on the Distribution Date, is: (a) either actively employed by, or on leave of absence from, the Company or a subsidiary of the Company: (b) a former employee of the Company or a subsidiary of the Company and who, on the Distribution Date, is not a KSI Employee or KBI Employee; or (c) an employee or group of employees designated as Company Employees by the Company and KSI or KBI, as the case may be.

      1.7 "DEFERRED COMPENSATION PLAN," when immediately preceded by "Company" means the Kinetics Group, Inc. Management Deferred Compensation Plan. When immediately preceded by "KSI," "Deferred Compensation Plan" means the deferred compensation plan to be established by KSI pursuant to Article 4.

      1.8 "DISTRIBUTION" has the meaning set forth in the Separation Agreement.


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      1.9   "DISTRIBUTION DATE" has the meaning set forth in the Separation
Agreement.

      1.10 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

      1.11 "FMLA" means the Family and Medical Leave Act of 1993, as amended from time to time.

      1.12 "FOREIGN PLAN," when immediately preceded by "Company," means a Plan maintained by the Company for the benefit of eligible employees of the Company and its subsidiaries outside the U.S. When immediately preceded by "KSI," "Foreign Plan" means a Plan to be established by KSI for the benefit of the eligible employees of KSI and its subsidiaries outside the U.S.

      1.13 "401(K) PLAN," when immediately preceded by "Company," means the Kinetics Group, Inc. Retirement Savings Plan. When immediately preceded by "KSI," "401(k) Plan" means the 401(k) plan to be established by KSI pursuant to
Article 3 for the benefit of eligible employees of KSI and its subsidiaries.

      1.14 "FRINGE BENEFIT PLANS," when immediately preceded by "Company," means the fringe benefit plans, programs and arrangements, offered from time to time under the personnel policies and practices of the Company and sponsored and maintained by the Company (as set forth in Article 7 and Schedule 7.1) for the benefit of eligible employees of the Company and its subsidiaries. When immediately preceded by "KSI," "Fringe Benefit Plans" means the fringe benefit plans, programs and arrangements to be established by KSI pursuant to Article 7 for the benefit of eligible employees of KSI and its subsidiaries.

      1.15 "HEALTH PLANS," when immediately preceded by "Company," means the medical, health maintenance organization ("HMO"), dental, and pre-tax premium payment plans listed on Schedule 5.1 established and maintained by the Company for the benefit of eligible employees of the Company and its subsidiaries. When immediately preceded by "KSI," "Health Plans" means the medical, HMO, dental, and pre-tax premium payment plans to be established by KSI pursuant to Article 5 for the benefit of eligible employees of KSI and its subsidiaries.

      1.16 "HEALTH AND WELFARE PLANS," when immediately preceded by "Company," means the Health Plans, Section 125 Plan and any similar health and welfare plans listed on Schedule 5.1 established and maintained by the Company for the benefit of eligible employees of the Company and its subsidiaries, and such other welfare plans or programs as may apply to such employees as of the Distribution Date. When immediately preceded by "KSI," "Health and Welfare Plans" means the medical, HMO, dental, pre-tax premium payment, Section 125 and any similar health and welfare plans to be established by KSI pursuant to
Article 5 for the benefit of eligible employees of KSI and its subsidiaries.

      1.17 "INITIAL PUBLIC OFFERING" has the meaning set forth in the Separation Agreement.

      1.18 "INSURANCE PLANS," when immediately preceded by "Company," means the various insurance plans maintained by the Company for the benefit of eligible employees of the Company and its subsidiaries including accidental death and dismemberment, business travel


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accident, long term disability, group life and workers' compensation insurance plan as set forth in Schedule 5.2. When immediately preceded by "KSI," "Insurance Plans" means the KSI insurance plans to be established by KSI pursuant to Article 5 for the benefit of eligible employees of KSI and its subsidiaries.

      1.19 "KBI EMPLOYEE" means any individual who is: (a) either actively employed by, or on leave of absence from, KBI or a subsidiary of KBI on or at any time after the Distribution Date; (b) either actively employed by, or on leave of absence from, the Company or KSI as either part of a work group or organization, or common support function that, at any time before the Distribution Date, moves to the employ of KBI from the employ of the Company or KSI; (c) any other employee or group of employees designated as KBI Employees (as of the specified date) by the Company and KBI by mutual agreement; or (d) an alternate payee under a QDRO, alternate recipient under a QMCSO, beneficiary, covered dependent, or qualified beneficiary (as such term is defined under COBRA), in each case, of an employee or former employee, described in (a) through (c) with respect to that employee's or former employee's benefit under the applicable Plan(s). Unless specified otherwise in this Agreement, such an alternate payee, alternate recipient, beneficiary, covered dependent, or qualified beneficiary shall not otherwise be considered a KBI Employee with respect to any benefits he or she accrues or has accrued under any applicable Plan(s), unless he or she is a KBI Employee by virtue of (a) through (c).

      1.20 "KSI BUSINESS" and "KBI BUSINESS" have the meanings set forth in the Separation Agreement.

      1.21 "KSI EMPLOYEE" means any individual who is: (a) either actively employed by, or on leave of absence from, KSI or a subsidiary of KSI on or at any time after the Distribution Date; (b) either actively employed by, or on leave of absence from, the Company or KBI as either part of a work group or organization, or common support function that, at any time before the Distribution Date, moves to the employ of KSI from the employ of the Company or KBI; (c) any other employee or group of employees designated as KSI Employees (as of the specified date) by the Company and KSI by mutual agreement; or (d) an alternate payee under a QDRO, alternate recipient under a QMCSO, beneficiary, covered dependent, or qualified beneficiary (as such term is defined under COBRA), in each case, of an employee or former employee, described in (a) through (c) with respect to that employee's or former employee's benefit under the applicable Plan(s). Unless specified otherwise in this Agreement, such an alternate payee, alternate recipient, beneficiary, covered dependent, or qualified beneficiary shall not otherwise be considered a KSI Employee with respect to any benefits he or she accrues or has accrued under any applicable Plan(s), unless he or she is a KSI Employee by virtue of (a) through (c).

      1.22 "MATERIAL FEATURE" means any feature of a Plan that could reasonably be expected to be of material importance, in the aggregate, to the sponsoring employer or the participants (or their dependents or beneficiaries) of that Plan, which could include, depending on the type and purpose of the particular Plan, the class or classes of employees eligible to participate in such Plan, the nature, type, form, source, and level of benefits provided under such Plan, the amount or level of contributions, if any, required to be made by participants (or their dependents or beneficiaries) to such Plan, and the costs and expenses incurred by the sponsoring employer or Participating Companies for implementing and/or maintaining such Plan.


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      1.23 "PARTICIPATING COMPANY" means: (a) the Company; (b) any Person (other than an individual) that the Company has approved for participation in, a Plan sponsored by the Company; and (c) any Person (other than an individual) which, by the terms of such Plan, participates in such Plan or any employees of which, by the terms of such Plan, participate in or are covered by such Plan.

      1.24 "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a governmental entity or any department, agency or political subdivision thereof.

      1.25 "PLAN" means any plan, policy, program, payroll practice, arrangement, contract, trust, insurance policy, or any agreement or funding vehicle providing compensation or benefits to employees, former employees, directors or consultants of the Company, KSI or KBI.

      1.26 "QDRO" means a domestic relations order which qualifies under Code
Section 414(p) and ERISA Section 206(d) and which creates or recognizes an alternate payee's right to, or assigns to an alternate payee, all or a portion of the benefits payable to a participant under the Company 401(k) Plan.

      1.27 "QMCSO" means a medical child support order which qualifies under ERISA Section 609(a) and which creates or recognizes the existence of an alternate recipient's right to, or assigns to an alternate recipient the right to, receive benefits for which a participant or beneficiary is eligible under any of the Company or KSI Health and Welfare Plans that are group health plans.

      1.28 "RABBI TRUST," when immediately preceded by "Company," means the grantor trust established for purposes of holding assets under the Company Deferred Compensation Plan. When immediately preceded by "KSI," "Rabbi Trust" means the grantor trust to be established by KSI pursuant to Section 4.1(a) for the purpose of holding assets under the KSI Deferred Compensation Plan.

      1.29 "SEPARATION AGREEMENT" means Separation Agreement dated the date hereof between the Company, KSI and KBI.

      1.30 "STOCK PLAN" means any plan, program, or arrangement, pursuant to which employees and other service providers hold stock options, restricted stock (stock that is subject to transfer restrictions or to employment and/or performance vesting conditions) or other equity incentives.

                                    ARTICLE 2

                               GENERAL PRINCIPLES

      2.1 ASSUMPTION OF KSI LIABILITIES. Except as specified otherwise in this Agreement or as mutually agreed upon by KSI and the Company from time to time, effective as of the Distribution Date, KSI hereby assumes and agrees to pay, perform, fulfill and discharge, in accordance with their respective terms, all of the following: (a) all liabilities of, or relating to,


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KSI Employees relating to, arising out of, or resulting from future, present or former employment with the KSI Business (including liabilities relating to, arising out of, or resulting from Company Plans and KSI Plans, other than any liability for medical coverage for KSI Employees who terminated service prior to the Distribution Date); (b) all liabilities relating to, arising out of, or resulting from any other actual or alleged employment relationship with the KSI Business; and (c) all other liabilities relating to, arising out of, or resulting from obligations, liabilities and responsibilities expressly assumed or retained by KSI, or a KSI Plan pursuant to this Agreement.

      2.2   KSI'S PARTICIPATION IN COMPANY PLANS.

            (a) PARTICIPATION IN COMPANY PLANS. Except as specified otherwise in this Agreement or as the Company and KSI may mutually agree, KSI Employees shall, until the Distribution Date, continue to participate in the Company 401(k) Plan as provided in Article 3, and in such other Company Plans as provided in Articles 3 through 7.

            (b) COMPANY'S GENERAL OBLIGATIONS AS PLAN SPONSOR PRIOR TO THE DISTRIBUTION DATE. To the extent that KSI is a Participating Company in any Company Plan prior to the Distribution Date, the Company shall continue to administer, or cause to be administered, in accordance with its terms and applicable law, such Company Plan, and shall have the sole and absolute discretion and authority to interpret the Company Plan, as set forth therein. The Company shall not amend any Material Feature of any Company Plan in which KSI is a Participating Company, except to the extent: (i) such amendment would not materially affect any coverage or benefits solely with respect to KSI Employees under such Plan; or (ii) such amendment is necessary or appropriate to comply with applicable law.

            (c) KSI'S GENERAL OBLIGATION AS PARTICIPATING COMPANY. KSI shall perform, with respect to its participation in the Company Plans prior to the Distribution Date, the duties of a Participating Company as set forth in each such Plan or any procedures adopted pursuant thereto, including (without limitation): (i) assistance in the administration of claims, to the extent requested by the claims administrator of the applicable Company Plan; (ii) full cooperation with Company Plan auditors, benefit personnel and benefit vendors;
(iii) preservation of the confidentiality of all financial arrangements the Company has or may have with any vendors, claims administrators, trustees, service providers or any other entity or individual with whom the Company has entered into an agreement relating to the Company Plans; and (iv) preservation of the confidentiality of participant information (including, without limitation, health information in relation to FMLA leaves) to the extent not specified otherwise in this Agreement.

            (d) TERMINATION OF PARTICIPATING COMPANY STATUS. Except as otherwise may be mutually agreed upon by the Company and KSI, effective as of the Distribution Date, KSI shall automatically cease to be a Participating Company in the corresponding Company Plans.

      2.3   ESTABLISHMENT OF KSI PLANS.


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      Except as otherwise provided herein, KSI shall adopt certain Plans, as described in Articles 3 through 7, as of the Distribution Date or as the Company and KSI may mutually agree. Except as specified otherwise in this Agreement, nothing in this Agreement shall preclude KSI at any time after the Distribution Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any KSI Plan, any benefit under any KSI Plan or any trust, insurance policy or funding vehicle related to any KSI Plans, or any employment or other service arrangement with the KSI Employees or vendors (to the extent permitted by law).

      2.4   TERMS OF PARTICIPATION BY KSI EMPLOYEES IN KSI PLANS.

            (a) NON-DUPLICATION OF BENEFITS. Except as specified otherwise in the Agreement, as of the Distribution Date, the KSI Plans shall be, with respect to KSI Employees, in all respects the successors in interest to, and shall not provide benefits that duplicate benefits provided by, the corresponding Company Plans. The Company and KSI shall agree on methods and procedures, including amending the respective Plan documents, to prevent KSI Employees from receiving duplicate benefits from the Company Plans and the KSI Plans.

            (b) SERVICE CREDIT. Except as specified otherwise in this Agreement, with respect to KSI Employees, each KSI Plan shall provide that all service, all compensation and all other benefit-affecting determinations that, as of the Distribution Date, were recognized under the corresponding Company Plan shall, as of the Distribution Date, receive full recognition and credit and be taken into account under such KSI Plan to the same extent as if such items occurred under such KSI Plan, except to the extent that duplication of benefits would result. The service crediting provisions shall be subject to any respectively applicable "service bridging," "break in service," "employment date," or "eligibility date" rules under the KSI Plans and the Company Plans.

            (c) ASSUMPTION OF LIABILITIES. Except as specified otherwise in this Agreement (including, without limitation, the exception applicable to self-insured long-term disability and workers compensation plans), the provisions of this Agreement for the transfer of assets relating to Company Plans to KSI and/or the appropriate KSI Plans are based upon the understanding of the parties that KSI and/or the appropriate KSI Plan shall assume all liabilities of the corresponding Company Plan to or relating to KSI Employees, as provided for herein.

      2.5 BENEFITS COMMITTEE. From the date of this Agreement through the later of the Distribution Date or the end of the Post-Distribution Period, as applicable, the management of the Plans shall be conducted under the supervision of the Company's Chief Financial Officer, Company's Vice President of Human Resources and the KSI Vice President of Human Resources (or their authorized delegates). Issues that cannot be resolved by such Benefits Committee shall be decided, at the request of either party, by a designated representative of the KSI Corporate Executive Committee and a designated representative of the Company Corporate Executive Committee.

      2.6 FOREIGN PLANS. KSI and the Company each intend that the matters, issues or liabilities relating to, arising out of, or resulting from Foreign Plans and non-U.S.-related employment matters be handled in a manner that is in compliance with the requirements of


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applicable local law and, to the extent permitted by applicable local law, in a manner consistent with comparable U.S. matters, issues or liabilities as reflected in this Agreement. Without in any way limiting the general principle set forth in the preceding sentence, Schedule 2.6 sets forth the manner in which certain existing Company Foreign Plans in non-U.S. jurisdictions shall be handled, effective as of the Distribution Date (or such other date(s)) as the Company and KSI may mutually agree) consistent with the provisions of this
Section 2.6 or as permitted under applicable local law.

      2.7 RIGHTS AND OBLIGATIONS OF KBI AND KBI EMPLOYEES. KBI shall have the same rights, duties, responsibilities, liabilities and obligations with respect to the KBI Employees and KBI Business as KSI has with respect to the KSI Employees and KSI Business under Articles 2 through 9 of this Agreement, except that KBI shall not be required to establish any Plans or take actions related thereto (e.g., as is required of KSI in Sections 2.3, 3.1, 4.1(a), 5.1(a), 5.1(c), 5.2(a) and 7.1(a)). Notwithstanding that new Plans shall be established by KSI (and not KBI) upon or following the Distribution, the parties intend that KBI Employees be entitled to the same treatment as KSI Employees with respect to the benefits and other matters that are the subject of this Agreement and that KBI Employees be entitled to participate in the same manner as KSI Employees in any Company Plans or KSI Plans. KSI and KBI shall enter into such further agreements and arrangements and take such other actions as may be necessary or appropriate to allow such participation by KBI Employees in the KSI Plans and to provide for the respective rights, duties, responsibilities, liabilities of KSI and KBI in connection therewith.

                                    ARTICLE 3

                                   401(K) PLAN

      3.1 401(k) PLAN. Effective as of the Distribution Date (or such other date as the Company and KSI may mutually agree), KSI shall establish or cause to be established a separate plan and trust which are intended to be tax-qualified under Code Section 401(a) and 401(k), to be exempt from taxation under Code
Section 501(a)(1), (the "KS1 401(k) Plan") to which KSI Employees may make salary reduction contributions and KSI can make matching contributions and discretionary profit sharing contributions. To the extent that KSI makes a discretionary profit sharing contribution to the KSI 401(k) Plan for 2002, it shall make such contribution with respect to compensation of plan participants that was earned from the Company and KSI during 2002.

      3.2 TRANSFER OF ACCOUNTS FROM COMPANY 401(k) PLAN. As of a date as soon as practicable after the Distribution Date (or such other date as the Company and KSI may mutually agree (the "401(K) TRANSFER DATE")), the Company and KSI shall cause to be transferred to the KSI 401(k) Plan the accounts in the Company 401(k) Plan that are attributable to KSI Employees. In addition, effective as of the 401(k) Transfer Date (or such other date as the Company and KSI may mutually agree), the Company shall cause any participant loans held in the Company 401(k) Plan that are attributable to KSI Employees to be assigned to the Trustee of the KSI 401(k) Plan to enable such KSI Employees to continue to repay such loans through payroll deduction, and after such assignment such KSI Employees shall repay such loans to the KSI 401(k) Plan only.


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                                    ARTICLE 4

                               NON-QUALIFIED PLANS

      4.1   DEFERRED COMPENSATION PLANS.

            (a) ESTABLISHMENT OF KSI RABBI TRUST. Effective on or before the Distribution Date (or such other date as the Company and KSI may mutually agree), KSI shall establish the KSI Deferred Compensation Plan and the KSI Rabbi Trust.

            (b) TRANSFER OF LIABILITIES AND RABBI TRUST INSURANCE POLICIES. The Company Rabbi Trust maintains policies of insurance (the "POLICIES") on the lives of participants in the Company Deferred Compensation Plan as a means of funding the benefit liabilities to participants thereunder. As of the Distribution Date, the Company shall cause the Company Rabbi Trust to assign and transfer to the KSI Rabbi Trust, and KSI shall cause the KSI Rabbi Trust to assume, the rights and obligations of the Company Rabbi Trust under the Policies that insure the lives of KSI Employees. Coincident with such transfer of the Policies, KSI shall assume all responsibilities and obligations relating to, arising out of, or resulting from such liabilities under the Company Deferred Compensation Plan.

            (c) PARTICIPATION IN DEFERRED COMPENSATION PLANS. Effective as of the Distribution Date (or such other date as the Company and KSI may mutually agree), eligible KSI Employees may commence participation in the KSI Deferred Compensation Plan. KSI Employees who are currently participating in the Company Deferred Compensation Plans shall continue their participation in such Plans (according to its terms) to the Distribution Date (or such other date as the Company and KSI may mutually agree).

                                    ARTICLE 5

                            HEALTH AND WELFARE PLANS

      5.1   HEALTH PLANS.

            (a) KSI HEALTH PLANS. As of the Distribution Date (or such other date(s) and the Company and KSI may mutually agree), KSI shall establish the KSI Health Plans similar to the Company Health Plans listed on Schedule 5.1 and, correspondingly, KSI shall be solely responsible for the administration of the KSI Health Plans, including the payment of all employer-related costs in establishing and maintaining the KSI Health Plans, and for the collection and remittance of employee premiums, subject to Section 8.1.

            (b) MEDICAL PLANS THROUGH THE DISTRIBUTION DATE. Except as otherwise agreed by the Company and KSI, until the Distribution Date, KSI shall be a Participating Company in the Company Health Plans listed in Schedule 5.1. The Company shall administer claims incurred under the Company Health Plans by KSI Employees before the Distribution Date. Any determination made or settlements entered into by the Company with respect to such claims shall be final and binding. The Company shall retain financial and administrative ("run-out") liability and all related obligations and responsibilities for all claims incurred by KSI Employees before the Distribution Date (or such other date(s) as the Company


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and KSI may mutually agree), including any claims that were administered by
Company as of, on, or after ________________ (or such other date(s) as the Company and KSI may mutually agree). Except as set forth in the preceding sentence, KSI shall reimburse the Company for any and all direct and indirect costs and expenses associated with its participation in the Company Health Plans prior to the Distribution Date, subject to Section 8.1.

            (c) SECTION 125 PLAN. Through the Distribution Date (or such other date as the Company and KSI may mutually agree), KSI shall remain a Participating Company in the Company Section 125 Plan. The existing elections for KSI Employees participating in the Company Section 125 Plan shall remain in effect until the Distribution Date (or such other date as Company and KSI may mutually agree). Effective on the day after the Distribution Date (or such other date immediately following the date that KSI's participation in the Company
Section 125 Plan terminates), KSI shall establish, or caused to be established, the KSI Section 125 Plan and KSI shall be solely responsible for the KSI Section 125 Plan. As of the Distribution Date, the Company shall assign and transfer to KSI the rights and obligations of the Company under the medical and dependent care flexible spending accounts maintained on behalf of KSI Employees pursuant to the KSI Section 125 Plan. As of the Distribution Date, the Company and KSI shall determine, with respect to each KSI Employee as of the Distribution Date, the net difference between the amount of flexible spending account contributions and the amount of flexible spending account reimbursements for such KSI Employee during the period between January 1, 2002 and the Distribution Date. If the total contributions during such period for a KSI Employee exceed the total reimbursement during such period for such KSI Employee, the difference for such KSI Employee shall be characterized as a "NET CONTRIBUTION." If the total reimbursement during such period for a KSI Employee exceeds the total contributions during such period for such KSI Employee, the difference for such KSI Employee shall be characterized as a "NET REIMBURSEMENT." If the sum of all Net Contributions for all KSI Employees exceeds the sum of all Net Reimbursements for all KSI Employees, the Company shall, as of the Distribution Date, pay to KSI the amount of such excess. If the sum of all Net Reimbursements for all KSI Employees exceeds the sum of all Net Contributions for all KSI Employees, KSI shall, as of the Distribution Date, pay to the Company the amount of such excess.

            (d) COBRA. The Company shall be responsible through the Distribution Date (or such other date as Company and KSI may mutually agree) for compliance with the health care continuation coverage requirements of COBRA and the Company Health and Welfare Plans with respect to KSI Employees and qualified beneficiaries (as such term is defined under COBRA). KSI shall be responsible for providing the Company with all necessary employee change notices and related information for covered dependents, spouses, qualified beneficiaries (as such term is defined under COBRA), and alternate recipients pursuant to any QMCSO, in accordance with applicable Company COBRA policies and procedures. Effective as of the Distribution Date (or such other date as the Company and KSI may mutually agree), the Company shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA and the Company Health and Welfare Plans for Company Employees and their qualified beneficiaries (as such term is defined under COBRA). Effective as of the Distribution Date (or such other date as the Company and KSI may mutually agree), KSI shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA and the KSI Health and Welfare Plans for KSI Employees and their qualified beneficiaries (as such term is defined under COBRA); provided, however, KSI may elect to


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retain the Company's services in such manner and for such period as the Company and KSI may mutually agree to assist it with COBRA administration and KSI shall reimburse the Company for its costs and expenses associated with such administration, subject to Section 8.1.

      5.2   INSURANCE PLANS

            (a) KSI INSURANCE PLANS. Effective as of the Distribution Date, KSI shall assume and be solely responsible for all liabilities relating to, arising out of, or resulting from claims by KSI Employees attributable to employment with the KSI Business whether incurred before or after the Distribution Date. As of the Distribution Date (or such other date(s) as the Company and KSI may mutually agree), KSI shall establish Insurance Plans to provide benefits similar to those listed on Schedule 5.2 and, correspondingly, KSI shall be solely responsible for the administration of the KSI Insurance Plans, including the payment of all employer-related costs in establishing and maintaining the KSI Insurance Plans, and for the collection and remittance of employee premiums, subject to Section 8.1.

            (b) INSURANCE PLANS THROUGH THE DISTRIBUTION DATE. Except as otherwise agreed by the Company and KSI, for the period ending on the Distribution Date (or such other period as Company and KSI may mutually agree), KSI shall be a Participating Company in the Company Insurance Plans listed in
Schedule 5.2. The Company shall administer claims incurred under the Company Insurance Plans by KSI Employees before the Distribution Date but only to the extent that KSI has not, before such date, established and assumed administrative responsibility for a corresponding Insurance Plan. Any determination made or settlements entered into by the Company with respect to such claims shall be final and binding. The Company shall retain financial and administrative ("run-out") liability and all related obligations and responsibilities for all claims incurred by KSI Employees before the Distribution Date (or such other date(s) as the Company and KSI may mutually agree), including any claims that were administered by the Company as of, on, or after the Distribution Date (or such other date(s) as Company and KSI may mutually agree). Except as set forth in the preceding sentence, KSI shall reimburse the Company for any and all direct and indirect costs and expenses associated with its participation in the Company Insurance Plans, subject to
Section 8.1.

                                    ARTICLE 6

                               EQUITY COMPENSATION

            The treatment of options and restricted stock issued under Stock Plans of the Company and held by Company Employees and KSI Employees as of the Distribution Date shall be as described in Schedule 6.

                                    ARTICLE 7

                            FRINGE AND OTHER BENEFITS

      7.1   FRINGE BENEFITS:

            (a) KSI FRINGE BENEFIT PLANS. Effective as of the Distribution Date, KSI shall assume and be solely responsible for all liabilities relating to, arising out of, or


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resulting from KSI Employees' participation in fringe benefit plans, programs, personnel policies and practices of Company listed on Schedule 7.1, whether such liabilities are incurred before or after the Distribution Date. As of the Distribution Date (or such other date(s) as the Company and KSI may mutually agree), KSI shall establish Fringe Benefit Plans to provide benefits similar to those listed on Schedule 7.1 and, correspondingly, KSI shall be solely responsible for the administration of the KSI Fringe Benefit Plans, including the payment of all employer-related costs in establishing and maintaining the KSI Fringe Benefit Plans, subject to Section 8.1.

            (b) FRINGE BENEFIT PLANS THROUGH THE DISTRIBUTION DATE. Except as otherwise agreed by the Company and KSI, for the period ending on the Distribution Date (or such other period as the Company and KSI may mutually agree), KSI shall be a Participating Company in the Company Fringe Benefit Plans listed in Schedule 7.1. The Company shall administer benefits under the Company Fringe Benefit Plans for KSI Employees before the Distribution Date but only to the extent that KSI has not, before such date, established and assumed administrative responsibility for a corresponding Fringe Benefit Plan. KSI shall reimburse Company for any and all direct and indirect costs and expenses associated with its participation in the Company Fringe Benefit Plans, subject to Section 8.1.

      7.2 OTHER BENEFIT PLANS. To the extent that the Company maintains, sponsors or provides benefits other than those specified in Schedule 7.1 to its eligible employees, then the Company shall, to the extent permitted by law, continue to make such benefits available to KSI Employees on substantially similar terms and conditions as are offered to Company Employees through the Distribution Date (or such other date upon which KSI and the Company mutually agree). KSI shall reimburse the Company for any and all direct and indirect costs and expenses associated with, arising out of, or resulting from the provision of such other fringe benefits.

                                    ARTICLE 8

                            ADMINISTRATIVE PROVISIONS

      8.1   PAYMENT OF LIABILITIES, PLAN EXPENSES AND RELATED MATTERS.

            (a) EXPENSES AND COSTS CHARGEABLE TO A TRUST. Effective as of the Distribution Date, KSI shall pay its share of any contributions made to any trust maintained in connection with a Company Plan while KSI is a Participating Company in that Company Plan.

            (b) CONTRIBUTIONS TO TRUSTS. With respect to Company Plans to which KSI Employees make contributions, the Company shall use reasonable procedures to determine KSI assets and liabilities associated with each such Plan, taking into account such contributions, settlements, refunds and similar payments.

            (c) ADMINISTRATIVE EXPENSES NOT CHARGEABLE TO A TRUST. Effective as of the Distribution Date, to the extent not charged pursuant to the Management Services Agreement entered into by the parties of even date herewith, and to the extent not otherwise agreed to in writing by the Company and KSI, and to the extent not chargeable to a trust established in connection with a Company Plan (as provided in paragraph (a)), KSI shall be responsible, through either direct payment or reimbursement to the Company, for its allocable share of actual third party and/or vendor costs and expenses incurred by the Company and additional costs and expenses, subject to the methodology reasonably agreed upon by the Company and KSI, in the administration of (i) the Company Plans while KSI participates in such Company Plans, and (ii) the KSI Plans, to the extent the Company procures, prepares, implements and/or administers such KSI Plans. To the extent not otherwise determinable through direct allocation of costs and expenses, KSI's allocable share of such costs and expenses will be based on the number of KSI Employees at the commencement of the period for which costs are being allocated, as a percentage of the total number of Company Employees and KSI Employees at such time.

      8.2 SHARING OF PARTICIPANT INFORMATION. In addition to the responsibilities and obligations of the Company and KSI specified in this Agreement, the Company and KSI shall share, or cause to be shared, all participant information that is necessary or appropriate for the efficient and accurate administration of each of the Company Plans and the KSI Plans during the respective periods applicable to such Plans (as KSI and the Company may mutually agree). The Company and KSI and their respective authorized agents shall, subject to applicable laws of confidentiality and data protection, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other party or its agents, to the extent necessary or appropriate for such administration.

      8.3 REPORTING AND DISCLOSURE COMMUNICATIONS TO PARTICIPANTS. While KSI is a Participating Company in the Company Plans, KSI shall take, or cause to be taken, all actions necessary or appropriate to facilitate the distribution of all Company Plan-related communications and materials to its employees, participants and beneficiaries, including (without limitation) summary plan descriptions and related summaries of material modification(s), summary annual reports, investment information, prospectuses, notices and enrollment material for the Company Plans and KSI Plans. KSI shall reimburse the Company for the costs and expenses relating to the copies of all such documents provided to KSI. KSI shall assist the Company in complying with all reporting and disclosure requirements of ERISA, including the preparation of Form Series 5500 annual reports for the Company Plans, as applicable.

      8.4 AUDITS REGARDING VENDOR CONTRACTS. From the period beginning as of the Distribution Date and ending on ____________________ (or such later date as the Company and KSI may mutually agree), the Company and KSI and their duly authorized representatives shall have the right to conduct joint audits with respect to any vendor contracts that relate to both the Company Health and Welfare Plans and the KSI Health and Welfare Plans. The scope of such audits shall encompass the review of all correspondence, account records, claim forms, cancelled drafts (unless retained by the bank), provider bills, medical records submitted with claims, billing corrections, vendor's internal corrections of previous errors and any other documents or instruments relating to the services performed by the vendor under the applicable vendor contracts. The Company and KSI shall agree on the performance standards, audit methodology, auditing policy and quality measures, reporting requirements, and the manner in which costs and expenses incurred in connection with such audits shall be shared.

      8.5 EMPLOYEE IDENTIFICATION NUMBERS. Until the Distribution Date (or such other period as the Company and KSI may mutually agree), the Company and KSI shall not change any employee identification numbers assigned by the Company. The Company and KSI mutually agree to establish a policy pursuant to which employee identification numbers assigned to either employees of the Company or KSI shall not be duplicated between the Company and KSI.

      8.6 BENEFICIARY DESIGNATIONS. Subject to Section 8.9, all beneficiary designations made by KSI Employees for the Company Plans shall be transferred to and be in full force and effect under the corresponding KSI Plans, in accordance with the terms of each such applicable KSI Plan, until such beneficiary designations are replaced or revoked by the KSI Employees who made the beneficiary designations.

      8.7 REQUESTS FOR REGULATORY OPINIONS. The Company and KSI shall make such applications to regulatory agencies, including the Internal Revenue Service and Department of Labor, as may be necessary or appropriate. KSI and the Company shall cooperate fully with one another on any issue relating to the transactions contemplated by this Agreement for which the Company and/or KSI elects to seek a determination letter or private letter ruling from the Internal Revenue Service or an advisory opinion from the Department of Labor.

      8.8 FIDUCIARY MATTERS. The Company and KSI each acknowledge that actions contemplated to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and that no party shall be deemed to be in violation of this Agreement if such party fails to comply with any provisions hereof based upon such party's good faith determination that to do so would violate such a fiduciary duty or standard.

      8.9 CONSENT OF THIRD PARTIES. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, the Company and KSI shall use their commercially reasonable best efforts to implement the applicable provisions of this Agreement. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Company and KSI shall negotiate in good faith to implement such provision in a mutually satisfactory manner.

      8.10 COMPANY INTRANET. Through the Distribution Date (or such other date as KSI and the Company may mutually agree), the Company shall make its Company intranet site available to KSI Employees. KSI shall reimburse the Company for any and all costs and expenses related to making its intranet site available to KSI Employees, subject to the Management Services Agreement. The Company and KSI shall use their commercially reasonable best efforts to mutually agree on the appropriate methods by which KSI shall establish its own intranet site.

                                    ARTICLE 9

                           EMPLOYMENT-RELATED MATTERS

      9.1 TERMS OF KSI EMPLOYMENT. All basic terms and conditions of employment for KSI Employees including, without limitation, their pay and benefits in the aggregate, shall, to the extent legally and practicably possible, remain substantially the same through the Distribution Date as the terms and conditions that were in place when the KSI Employee or KSI Employee was employed by the Company, as applicable. Notwithstanding the foregoing, KSI Employees shall be required to execute a new agreement regarding confidential information and proprietary developments in a form approved by KSI by the Distribution Date. In addition, nothing in this Agreement shall be construed to change the at-will status of the employment of any of the employees of the Company or KSI.

      9.2 HR DATA SUPPORT SYSTEMS. [The Company shall provide human resources data support for KSI Employees through __________________ (or such other period as the Company and KSI may mutually agree). KSI agrees to fully reimburse the Company for any and all direct and indirect costs and expenses associated with its use of the Company human resources data support systems, subject to Section
8.1. In the event that the Company and KSI agree to extend the time period beyond ___________________, then the costs and expenses shall be computed in accordance with Section 8.1. The Company and KSI each reserves the right to discontinue KSI's access to any Company human resources data support systems with sixty (60) days' notice (or such other period as Company and KSI may mutually agree).]

      9.3 EMPLOYMENT OF EMPLOYEES WITH U.S. WORK VISAS. KSI shall request amendments to the nonimmigrant visa status of KSI Employees with U.S. work visas authorizing them to work for the Company, to request authorization to work for KSI.

      9.4 CONFIDENTIALITY AND PROPRIETARY INFORMATION. No provision of this Agreement shall be deemed to release any individual for any violation of the Company non-competition guideline or any agreement or policy pertaining to confidential or proprietary information of the Company, or otherwise relieve any individual of his or her obligations under such non-competition guideline, agreement, or policy.

      9.5 PERSONNEL RECORDS. Subject to applicable laws on confidentiality and data protection, the Company shall deliver to KSI prior to the Distribution Date (or such other date as the Company and KSI may mutually agree), personnel records of KSI Employees to the extent such records relate to KSI Employees' active employment by, leave of absence from, or termination of employment with KSI. KSI shall fully reimburse Company for any and all direct and indirect costs and expenses associated with such delivery, subject to Section 8.1.

      9.6 MEDICAL RECORDS. Subject to applicable laws on confidentiality and data protection, the Company shall deliver to KSI prior to the Distribution Date (or such other date as the Company and KSI may mutually agree), medical records of KSI Employees to the extent such records (a) relate to KSI Employees' active employment by, leave of absence from, or termination of employment with KSI. KSI shall fully reimburse the Company for any and all direct and indirect costs and expenses associated with such delivery, subject to Section 8.1.

      9.7 UNEMPLOYMENT INSURANCE PROGRAM. Unless otherwise directed by KSI, the Company shall use its commercially reasonable best efforts to cause KSI to receive service from the Company's third party unemployment insurance administrator through

_____________ (or such other date as the Company and KSI may mutually agree). KSI shall reimburse the Company for its allocable share of fees paid and related costs and expenses by the Company to its third party unemployment insurance administrator for services rendered during such period, pursuant to the Management Services Agreement. KSI shall cooperate with the unemployment insurance administrator by providing any and all necessary or appropriate information reasonably available to KSI.

      9.8 NON-TERMINATION OF EMPLOYMENT; NO THIRD-PARTY BENEFICIARIES. No provision of this Agreement shall be construed to create any right or accelerate entitlement to any compensation or benefit whatsoever on the part of any Company Employee, KSI Employee or other former, present or future employee of the Company or KSI under any Company Plan or KSI Plan or otherwise. Without limiting the generality of the foregoing: (a) neither the Distribution, nor the termination of the Participating Company status of KSI shall cause any employee to be deemed to have incurred a termination of employment; and (b) no transfer of employment between the Company and KSI before the Distribution Date shall be deemed a termination of employment for any purpose hereunder.

      9.9   EMPLOYMENT LITIGATION.

            (a) CLAIMS TO BE TRANSFERRED TO KSI AND/OR JOINTLY DEFENDED BY THE COMPANY AND KSI. On or before the Distribution Date, the Company and KSI shall enter into a written agreement that specifies the legal responsibility and accompanying liability for any identified claims of KSI.

            (b) UNSCHEDULED CLAIMS. KSI shall have the sole responsibility for all employment-related claims regarding KSI Employees that exist, or come into existence, on or after the Distribution Date relating to, arising out of, or resulting from their employment with KSI.

                                   ARTICLE 10

                               GENERAL PROVISIONS

      10.1 EFFECT IF DISTRIBUTION AND/OR INITIAL PUBLIC OFFERING AND/OR DISTRIBUTION. Subject to Section 10.9, if the Initial Public Offering and/or Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or to occur effective as of the Distribution Date and/or Closing Date, shall not be taken or occur except to the extent specifically agreed by the parties.

      10.2 RELATIONSHIP OF PARTIES. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, the understanding and agreement being that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship set forth herein.

      10.3 SUBSIDIARIES. Each party shall cause to be performed and hereby guarantees the performance of any and all of its actions and those of its subsidiaries (as such subsidiaries exist immediately following the Distribution).

      10.4 GOVERNING LAW; DISPUTE RESOLUTION. To the extent not preempted by applicable federal law, including, without limitation, ERISA, the Code and applicable securities laws, this Agreement shall be construed in accordance with the laws of the State of California, excluding its conflict of law rules and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of Santa Clara County, California and/or the United States District Court for the Northern District of California, San Jose Division, shall have jurisdiction and venue over all disputes between the parties that are permitted to be brought in a court of law pursuant to Article VII of the Separation Agreement. The terms of Article VII of the Separation Agreement shall govern with respect to all disputes, claims and controversies under this Agreement.

      10.5 ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Except as herein specifically provided to the contrary, a party may not assign this Agreement or any rights or obligations hereunder (including, without limitation, in connection with a sale of all or substantially all of such party's assets), without the prior written consent of each of the other parties hereto.

      10.6 SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

      10.7 TITLES AND HEADINGS. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      10.8 AMENDMENT. This Agreement may not be altered or amended, nor may rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

      10.9 TERMINATION. This Agreement may be terminated and the Distribution and/or the Initial Public Offering may be deferred, modified or abandoned at any time prior to Distribution Date or the Closing Date, as applicable, by and in the sole discretion of the Board of Directors of the Company without the approval of KSI or KBI. In the event of such termination, no party hereto (or any of its respective directors or officers) shall have any liability to any other party pursuant to this Agreement.

      10.10 CONFLICT. In the event of any conflict between the provisions of this Agreement and any Plan, the provisions of this Agreement shall control.

      10.11 COUNTERPARTS. This Agreement, including the Schedules hereto and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

      10.12 FORCE MAJEURE. A party shall not be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by a party's employees, or any other similar cause beyond the reasonable control of a party unless such delay or failure in performance is expressly addressed elsewhere in this Agreement.


      IN WITNESS WHEREOF, each of the parties have caused this Employee Matters Agreement to be executed on its behalf by its officers hereunto duly authorized on the day and year first above written.


                                          CELERITY GROUP, INC. (formerly
                                          known as Kinetics Holdings
                                          Corporation)


                                          By: __________________________________
                                          Name:
                                          Title:


                                          KINETIC SYSTEMS, INC.


                                          BY: __________________________________
                                          Name:
                                          Title:



                                          KINETICS BIOPHARM, INC.



                                          By: __________________________________
                                          Name:
                                          Title:









                [SIGNATURE PAGE TO EMPLOYEE MATTERS AGREEMENT]

     [SCHEDULES (OTHER THAN THE ATTACHED SCHEDULE 6) TO BE AGREED TO BY THE
                  PARTIES ON OR BEFORE THE DISTRIBUTION DATE.]


                                       18